AMENDMENT TO SUCCESSOR RIGHTS AGREEMENT

            This AMENDMENT, dated as of June 6, 1999 (this "Amendment"), is between First Security Corporation, a Delaware corporation (the "Corporation"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

                                      Recitals

            WHEREAS, the Corporation and the Rights Agent are parties to a Shareholder Rights Agreement, dated as of October 27, 1998 (the "Rights Agreement"); and

            WHEREAS, Zions Corporation, a Utah corporation ("Zions") and the Corporation propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Zions will merge with and into the Corporation (the "Merger"), and a related Stock Option Agreement by and between the Corporation, as issuer, and Zions, as grantee (the "Option Agreement"). The Board of Directors of the Corporation has approved the Merger Agreement, the Merger and the Option Agreement; and

            WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

            (a) Amendment of Section 1.1(a). Section 1.1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Agreement to the contrary, Zions Bancorporation, a Utah corporation ("Zions") shall not be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 6, 1999, by and between Zions and the Corporation, as amended from time to time (the "Merger Agreement") or the Stock Option Agreement, dated as of June 6, 1999, by and between Zions, as grantee, and the Corporation, as issuer, as amended from time to time or as replaced by a successor Stock Option Agreement (the "Option Agreement"), (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement, including, without limitation, the exercise

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      of the option granted by the Option Agreement, or (iv) the public announcement of any of the foregoing."

             (b) Amendment of Section 1.1(q). Section 1.1(q) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Agreement to the contrary, a Separation Time shall not be deemed to have occurred as the result of (i) the approval, execution or delivery of the Merger Agreement or the Option Agreement, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement, including, without limitation, the exercise of the option granted by the Option Agreement, or (iv) the public announcement of any of the foregoing."

            (c) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            (d) Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions to the maximum extent permitted by law.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date and year first above written.

Attest:                                         FIRST SECURITY CORPORATION

By:/s/ Brad D. Hardy                      By:/s/ Morgan J. Evans
Name:  Brad D. Hardy                      Name:  Morgan J. Evans
Title: Executive Vice President           Title: President

Attest:                                         FIRST CHICAGO TRUST COMPANY
                                                OF NEW YORK AS RIGHTS AGENT

By:/s/ Mary E. Garcia                     By:/s/ Joanne Gorostiola
Name:  Mary E. Garcia                     Name:  Joanne Gorostiola
Title: Customer Service Officer           Title: Assistant Vice President





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